Business Conduct	Business Owner:	Chief Compliance Officer
	Date Approved by M.C.:	August 4, 2016
	Effective Date:	January 1, 2017
	Reviewed and Updated:	March 8, 2018

As a discretionary portfolio manager and investment fund manager in Canada and an investment adviser in the U.S., Mawer and its Registrants are bound by a fiduciary duty to its clients and investment fund unitholders which is one of its most important professional obligations. This duty is shared by all Mawer directors, officers, employees and contractors ("employees/contractors").

Mawer will put its clients' interests first by dealing fairly, honestly, and in good faith with clients and ensure that decisions and business activity are conducted in the best interests of each client and the investment funds we manage. This policy sets forth the framework by which our employees/contractors will support Mawer in upholding its fiduciary duty.

Mawer and its employees/contractors will adhere to the law and all applicable regulations in conducting our business, and in managing the reputation of Mawer in our community and industry. All employees/contractors and the firm must adhere to the CFA Code of Ethics and Standards of Professional Conduct. Mawer adheres to the CFA Institute Asset Manager Code of Professional Conduct.

Conflicts of Interest

All employees/contractors are required to avoid activities, interests, or associations which might interfere or appear to interfere with their independent exercise of judgment in the best interest of clients, Mawer, and the public, or that may harm the reputation of Mawer.

A conflict of interest can be described as any situation where an employee/contractor:

•	Is given special consideration by a company, mutual fund company, money manager, other issuer or market participant, whether monetary or otherwise, in consideration for a decision or action by the employee/contractor or by Mawer
•	Refers a client to a company for services in which the employee/contractor has an ownership, revenue or commission interest - and the employee/contractor may receive benefits, monetary or otherwise, for the referral

Should a conflict of interest or a potential conflict arise, employees/contractors are required to disclose such conflict or potential conflict to their Manager/People Leader and to Compliance within 24 hours. The People Leader must then address the conflict or potential conflict in a manner that:

•	Is influenced only by the best interests of the client
•	Demonstrates responsible business judgment
•	If any client is impacted, immediately discloses the conflict in writing to the client prior to any relevant action/transaction taking place

Policies for managing conflicts of interest relating to the Mawer Mutual Funds as required under NI 81-107 are contained in a separate manual (IRC Conflict of Interest Manual).

Personal Financial Dealings with Clients

Employees/Contractors are prohibited from:

•	Borrowing from any client for any reason
•	Lending or extending credit to any client for any reason
•	Engaging in any private investment schemes including:
o	Investment clubs where employees/contractors and clients invest together
o	Arrangements where clients invest into investments that are directly or indirectly managed or controlled by the employees/contractors
o	Co-investment by clients and employees/contractors in pyramid-like schemes
•	Providing or accepting substantial monetary or non-monetary benefits such as gifts or charitable donations
•	Resolving any client compliant by entering into any settlement agreement with a client without prior disclosure to Compliance and prior written consent of Management Committee
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Gifts and Entertainment

It is generally acceptable to offer or accept reasonable invitations to meals, social or entertainment events, as long as they are a normal part of client or vendor relations and do not affect the employee/contractors' independence or objectivity in the performance of their professional duties. Employees/Contractors, and members of their immediate families, are not permitted to directly or indirectly accept or receive bonuses, fees, commissions, gifts, excessive entertainment, or any other similar form of consideration, from any person, business, or association which Mawer does, or seeks to do, business with, other than within the guidelines set out below:

•	Not permitted to give gifts, gratuities or provide entertainment other than those of nominal value of less than $250.00, without the written approval of the employee/contractor's People Leader and disclosure to Compliance

•	Not permitted to receive gifts, gratuities or entertainment other than those of nominal value of less than $250.00, without the written approval from the employee/contractors' People Leader and disclosure to Compliance
•	Giving or receiving cash is never an acceptable as a gift or gratuity

Employees/contractors will make reasonable effort to obtain prior written approval. In circumstances when prior approval is not possible, disclosure will be made to their People Leader and Compliance on a timely basis after the event.

Powers of Attorney

Mawer and its employees/contractors are prohibited from accepting or acting upon a Power of Attorney (POA), executor or similar authorization (the authorization) providing Mawer or the employee/contractor any authority on behalf of a client of Mawer. A limited exception from this general prohibition permits employee/contractors to accept or act upon a POA or executorship from immediate family members (spouse, sibling, parent or child) subject to the following conditions:

•	If the employee/contractor is a registrant, the client account must be assigned to and serviced by a registrant other than the employee/contractor named in the authorization.
o	Accounts under POA must be flagged and all trades executed pursuant the authorization must be reviewed by Compliance.
o	The Registrant responsible for the account must retain a copy of the POA and review all its terms and limitations to ensure that they are adhered to with respect to any activity undertaken pursuant to the authorization.

Outside Business Activity

Employees/contractors are required to disclose their outside business activities to their People Leader. Registrants must not conduct any outside business activity without the pre-approval of their people leader and prior disclosure to Compliance. An "outside business activity" is a very broad scope of activities which may include anything from activities such as volunteering, other employment, real estate rentals, holding companies, directorships, personal business interests, operating companies, or a position (paid or unpaid) that places an employee/contractor in a leadership or influential role such as coaching a sports team or leadership involvement in a religious organization. All such activity, whether paid or not, must be disclosed to the Registrant's People Leader and Compliance. A determination will be made whether the activity raises any potential conflicts of interests and whether it may be continued, what measures if any should be taken to manage any conflicts of interest arising from it, and whether the activity must be reported and disclosed to securities regulatory authorities through the National Registration Database.

Directors, Shareholders and Officers of Mawer are prohibited from serving as officers or directors of any company in which Mawer holds or proposes to hold investments on the part of the funds. In the event of a new position in a Fund, the Director, Shareholder or Officer will resign their post with the purchased company within 60 days and will not participate in the Company voting that may affect the interest of the Fund.

U.S. Pay to Play Rule

"Pay-to-play" refers to situations in which money or any other item of value is exchanged for the privilege of doing business or of being considered for business. The U.S. Investment Advisers Act generally prohibits:

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•	Providing advisory services for compensation to a U.S. government entity for a two-year period after Mawer makes a political contribution to certain U.S. elected officials or candidates
•	Providing or agreeing to provide, directly or indirectly, payment to any person for the solicitation of U.S. government advisory business, with certain exceptions
•	Soliciting from others, or coordinating contributions to certain U.S. elected officials or candidates or payments to certain U.S. political parties, where Mawer is providing, or seeking to provide, advisory services to a U.S. government entity

Legal Actions

If any employee/contractor becomes aware of a client or vendor/service provider threatening legal action against Mawer or the employee/contractor they must immediately notify General Counsel. The employee/contractor will not communicate with/respond to any external parties or legal counsel regarding a lawsuit or potential lawsuit against Mawer.

Registrants are required to disclose any personal legal actions against them to their People Leader and Chief Compliance Officer which may trigger further regulatory disclosure in accordance with applicable securities regulations. All employees/contractors are required to report to their People Leader and the Chief Compliance Officer any personal criminal or civil legal matters that may impact Mawer or Mawer clients.

Annual Acknowledgment

Every employee/contractor is required to provide a signed annual acknowledgment to Compliance. This acknowledgment includes certification of their compliance with, or disclosure of any non-compliance with the Personal Trading Policy, the Business Conduct Policy, and any other policies in the Mawer Policy Manual.

Relevant Laws, Regulations or Rules:

•	CFA Asset Manager Code of Professional Conduct, 2010, http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2009.n8.1
•	CFA Code of Ethics and Standards of Professional Conduct (2014)
•	http://www.cfapubs.org/toc/ccb/2014/2014/6
•	NI 31-103, Part 13, Division 2.
•	NI 31-103CP, Part 13, Division 2.

•	Rule 206(4)-5 under the Investment Advisers Act
•	IRC Conflicts of Interest Manual
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